UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York	14650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 724-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2013, Eastman Kodak Company, on behalf of itself and its bankruptcy estate (collectively, “Kodak”, or the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Brother Industries, Ltd. (“Brother”), pursuant to which Brother will acquire certain assets (the “Transferred Assets”), and will assume certain obligations, primarily related to Kodak’s Document Imaging business (the “Business”) through a supervised sale under Section 363 of the Bankruptcy Code (the “Transaction”).

The purchase price for the Transferred Assets under the Agreement is approximately $210 million (the “Purchase Price”), subject to certain price adjustments at and after closing. In addition, Brother will assume the deferred service revenue liability of the Business, which totaled approximately $67 million as of December 31, 2012. In connection with the execution of the Agreement, Brother deposited $8.4 million into an escrow account as a good faith deposit, which will either be applied to the Purchase Price or released to one of the parties in accordance with the Agreement. Additional parties to the transaction are Kodak Near East, Inc. and, with respect to certain provisions, Eastman Kodak Holdings B.V.

In accordance with the Agreement, Kodak filed a motion on April 18, 2013 (the “Bidding Procedures and Sale Motion”) with the Bankruptcy Court for, among other things, authority to sell the Transferred Assets to Brother pursuant to Section 363 of the Bankruptcy Code and the entry of an order (the “Bidding Procedures Order”) establishing bidding procedures to permit higher and better bids, setting a date for an auction should such bids be received and setting a hearing date for the approval of the sale of the assets to the winning bidder.

Simultaneously with the execution of the Agreement, Brother made irrevocable offers to purchase the assets of the Business located in Belgium, France and the Netherlands pursuant to the terms set forth therein, which are substantially similar to the terms contained in the Agreement. Pursuant to mandatory provisions of local law, no decision may be taken as to the disposal of the assets located in Belgium, France and the Netherlands until a consultation process with the local works’ councils is completed. For the same reasons, the transfer of certain assets of the Swiss subsidiary, Eastman Kodak SARL, related to France, Belgium and the Netherlands, is subject to the transfer of the corresponding assets located in France, Belgium and the Netherlands. The irrevocable offers expire on March 31, 2014.

The consummation of the transactions contemplated by the Agreement is subject to higher or better competing bids, approval of the Bankruptcy Court and the satisfaction or waiver of certain customary closing conditions, including, but not limited to: (i) the fulfillment of typical covenants and agreements and the confirmation of certain representations and warranties set forth in the Agreement, (ii) the receipt of any required third party consents or governmental approvals, and (iii) the release of certain bankruptcy liens.

The Agreement contains representations and warranties of Kodak, including, among others, with respect to consents of governmental authorities, financial statements, certain specified material contracts, compliance with laws, litigation, employee benefits, taxes, insurance, intellectual property, environmental matters and ownership, authority and good standing.

The Agreement contains a non-solicitation provision pursuant to which Kodak has agreed not to solicit certain offers for an alternative transaction solely to acquire all or a material portion of the Business (a “Standalone Transaction”) prior to the entry of the Bidding Procedures Order and, if Brother is selected as the successful bidder, during the period following such selection until the valid termination of the Agreement. However, Kodak is permitted to take any actions it deems necessary or advisable to pursue and, if practicable, consummate an alternative transaction that is not a Standalone Transaction or a retention of the Business (a “Bundled Transaction”) until June 6, 2013. After June 6, 2013, Kodak is subject to a non-solicitation provision with respect to a Bundled Transaction.

Kodak has entered into covenants in the Purchase and Sale Agreement, including, among others, covenants (i) to operate the Business in the ordinary course consistent with past practice, and not to enter into certain types of transactions, (ii) to use reasonable best efforts to obtain necessary regulatory consents, and (iii) subject to certain exceptions, not to engage in specified activities competitive with the Business for specified periods following the closing date.

The Agreement contains certain termination rights for Kodak and Brother, as the case may be, applicable upon, among other events and subject to certain exceptions, (i) the transaction not having been consummated on or prior to September 3, 2013, (ii) the entry of a final and non-appealable order prohibiting the consummation of the transaction in certain jurisdictions, (iii) an uncured breach of representations, warranties or covenants that would result in the non-satisfaction of the related closing conditions that is not cured within 30 days or September 3, 2013, if earlier, (iv) certain actions by the Bankruptcy Court or Kodak in furtherance of an alternative transaction, (v) Kodak’s delivery of a notice on or prior to June 6, 2013 of Kodak’s intention to pursue a Bundled Transaction or (vi) if the Bidding Procedures Order is not entered prior to 14 days following the filing of the Bidding Procedures and Sale Motion.

The Agreement further provides that Kodak will be obligated to pay a break-up fee to Brother of approximately $8.3 million in certain circumstances, including (i) Kodak taking certain actions in furtherance of an alternative transaction and (ii) Kodak entering into an alternative transaction within six months of the Agreement being terminated due to certain other termination events mentioned in the preceding paragraph. The Agreement also provides that Kodak will be obligated to pay for Brother’s expenses in certain circumstances, including Kodak’s breach of any representations, warranties or covenants or the consummation of a competing transaction with another bidder. This expense reimbursement shall be the sum of certain expenses incurred in connection with the execution of the Agreement and the consummation of the transactions contemplated thereby (which amount shall not exceed approximately $3.5 million) and expenses incurred after the execution of the Agreement in connection with, among other items, employment matters, setting up foreign acquisition entities, application fees related to antitrust filings and finalization of certain ancillary agreements (which amount shall not exceed approximately $2 million).

The Agreement also contains certain indemnification provisions whereby Kodak will indemnify Brother for, among other matters, excluded liabilities, and Brother will indemnify Kodak for, among other matters, certain post-closing liabilities of the Business.

Upon the closing of the transactions contemplated by the Agreement, the parties will enter into certain ancillary agreements, including, among others, (i) a real estate lease, pursuant to which Kodak will lease to Brother approximately 141,000 square feet of office space at Eastman Business Park in Rochester, New York for a period of three years subject to the terms and conditions set forth therein, (ii) an equipment supply agreement, pursuant to which Kodak Electronic Products Shanghai (“KEPS”), an affiliate of Kodak, will supply Brother with products sold in the Business for a period of four years subject to the terms and conditions set forth therein, (iii) a trademark license agreement, pursuant to which Kodak will grant to Brother and certain of Brother’s subsidiaries a five year worldwide exclusive license to utilize the Kodak brand and trade dress in the document imaging field, (iv) certain license agreements, pursuant to which Brother will (A) license certain rights in all patents owned by Kodak (other than patents included in the Transferred Assets), (B) sublicense certain rights retained by Kodak in the DC/KISS patents sold to the DC/KISS Licensors (as defined in the DC/KISS Patents Sublicense Agreement), and (C) license certain rights in all software (other than software included in the Transferred Assets) and intellectual property (other than any patents, trademarks, or know-how) owned by Kodak and used in the operation of the Business as of the closing date, (v) a patent grant-back license agreement, pursuant to which Kodak will license back from Brother certain rights in the patents included in Transferred Assets, and (vi) transition services and reverse transition services agreements.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report on Form 8-K includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this report on Form 8-K, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts”, “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K under Item 1A of Part I, in the Company’s most recent quarterly report on Form 10-Q under Item 1A of Part II, and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the monetization and licensing of our digital imaging patent portfolio; the outcome of our intellectual property patent litigation matters; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the Company; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company’s business. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this report on Form 8-K, and are expressly qualified in their entirety by the cautionary statements included in this report. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:	/s/ Patrick M. Sheller
General Counsel,
Secretary and Chief Administrative Officer

Date: April 19, 2013